                                          [Letterhead of Kutak Rock LLP]

                                                    May 15, 2002

Acxiom Corporation
P. O. Box 8180, 1 Information Way
Little Rock, Arkansas  72203

Ladies and Gentlemen:

         We are delivering this opinion in connection with the Registration Statement on Form S-3 (the
"Registration Statement") initially filed by Acxiom Corporation (the "Company") on May 15, 2002, with the
Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to (i)
$175,000,000 aggregate principal amount at maturity of convertible subordinate notes due 2009 issued by the
Company on February 6, 2002 (collectively, the "Notes"), and (ii) shares of the Company's common stock, $0.10 par value per share (the "Shares"), issuable upon conversion of the Notes.  The Notes have been issued pursuant to an
Indenture, dated as of February 6, 2002, between the Company and U.S. Bank National Association, as trustee (the
"Indenture"). The Notes and the Shares are to be offered and sold by certain selling securityholders of the
Company from time to time as set forth in the Registration Statement and any amendments or supplements thereto.

         We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials and such other documents relating to the incorporation of the Company and to the authorization and issuance of the Notes and the Shares, including the
Indenture and Registration Statement, and have made such investigations of law, as we have deemed necessary and advisable.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.  In rendering the opinions expressed below, as to questions of fact material to such opinions, we have relied upon certificates of public officials.

         Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York, the corporate laws of the State of Delaware and the Delaware case law decided thereunder and the federal laws of the United States of America.

         Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

         1.       The Notes have been duly authorized and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

         2.       The Shares issuable upon conversion of the Notes have been duly authorized and reserved and, when delivered upon such conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the
Registration Statement.  We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.
                                                     Very truly yours,

                                                     /s/ Kutak Rock LLP